Exhibit 3.267

CERTIFICATE OF FORMATION

OF

HPI ACQUISITION CO. LLC

1.	The name of the limited liability company is HPI Acquisition Co. LLC

2.	The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.	This Certificate of formation shall be effective on the date and time of filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of HPI Acquisition Co. LLC this 7th day of February, 1996.

/s/ Henry Singer Henry Singer, Esq. – Authorized Person

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF FORMATION

OF

HPI ACQUISITION CO. LLC

HPI ACQUISITION CO. LLC, a limited liability company organized and existing under and by virtue of the Limited Liability Company Act of the State of Delaware, DOES HEREBY CERTIFY:

1. Article 2 of the Certificate of Formation of the Limited Liability Company is hereby amended as follows:

: The address of its registered office in the State of Delaware is 30 Old Rudnick Lane, Dover, DE 19901, County of Kent. The name of the registered agent at such address is CorpAmerica, Inc.

2. That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 18-202 of Title 6 of the Delaware Code.

IN WITNESS WHEREOF, said company has caused this Certificate to be signed by an authorized person this 9th day of December, 1999.

/s/ Marcy Lifton Name: Marcy Lifton Authorized Person